Exhibit 10.8

To:	SunPower Corporation 3939 N. First Street San Jose, CA 95134 Attn: Dennis Arriola/CFO Telephone: (408) 240-5574 Facsimile: (408) 240-5404

From:	Credit Suisse International One Cabot Square London E14 4QJ England

Re:	Base Issuer Warrant Transaction

Date:	March 25, 2010

Dear Sir(s):

The purpose of this communication (this “Confirmation”) is to set forth the terms and conditions of the above-referenced transaction entered into on the Trade Date specified below (the “Transaction”) between Credit Suisse International (“Dealer”), represented by Credit Suisse AG, New York Branch (“Agent”) and SunPower Corporation (“Counterparty”). This communication constitutes a “Confirmation” as referred to in the Agreement specified below.

1. This Confirmation is subject to, and incorporates, the definitions and provisions of the 2000 ISDA Definitions (including the Annex thereto) (the “2000 Definitions”) and the definitions and provisions of the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”, and together with the 2000 Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc. (“ISDA”). In the event of any inconsistency between the 2000 Definitions and the Equity Definitions, the Equity Definitions will govern. For purposes of the Equity Definitions, each reference herein to a Warrant shall be deemed to be a reference to a Call Option or an Option, as context requires.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

This Confirmation evidences a complete and binding agreement between Dealer and Issuer as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the 1992 ISDA Master Agreement (Multicurrency-Cross Border) as published by ISDA as if Dealer and Issuer had executed an agreement in such form on the date hereof (but without any Schedule except for (i) the election of Loss and Second Method and US Dollars (“USD”) as the Termination Currency, (ii) the replacement of the word “third” in the last line of Section 5(a)(i) with the word “first”, (iii) the election that the “Cross Default” provisions of Section 5(a)(vi) shall apply to Issuer and Dealer, each with a “Threshold Amount” of USD25 million and 2% of Dealer’s shareholders’ equity, respectively, (iv) the deletion of the phrase “, or becoming capable at such time of being declared,” in the seventh line under Section 5(a)(vi) of the Agreement and (v) the election that “Credit Event Upon Merger” under Section 5(b)(iv) shall apply to Issuer and Dealer). The Transaction shall be the only Transaction under the Agreement.

All provisions contained in, or incorporated by reference to, the Agreement will govern this Confirmation except as expressly modified herein. In the event of any inconsistency between this Confirmation and either the Definitions or the Agreement, this Confirmation shall govern.

2. The Transaction is a Warrant Transaction, which shall be considered a Share Option Transaction for purposes of the Equity Definitions. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	March 25, 2010

Effective Date:	April 1, 2010, or such other date as agreed between the parties, subject to Section 8(g) below

Components:	The Transaction will be divided into individual Components, each with the terms set forth in this Confirmation, and, in particular, with the Number of Warrants and Expiration Date set forth in this Confirmation. The payments and deliveries to be made upon settlement of the Transaction will be determined separately for each Component as if each Component were a separate Transaction under the Agreement.

Warrant Style:	European

Warrant Type:	Call

Seller:	Issuer

Buyer:	Dealer

Shares:	The Class A Common Stock of Counterparty, par value USD0.001 per share (Ticker Symbol: “SPWRA”).

Number of Warrants:	For each Component, as provided in Annex A to this Confirmation.

Warrant Entitlement:	One Share per Warrant

Strike Price:	USD27.03

Premium:	USD27,038,000

Premium per Warrant:	USD5.5379

Premium Payment Date:	The Effective Date

Exchange:	Nasdaq Global Select Market

Related Exchange:	All Exchanges

Procedures for Exercise:

In respect of any Component:

Expiration Time:	Valuation Time

Expiration Date:	As provided in Annex A to this Confirmation (or, if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day that is not already an Expiration Date for another Component); provided that if that date is a Disrupted Day, the Expiration

Date for such Component shall be the first succeeding Scheduled Trading Day that is not a Disrupted Day and is not or is not deemed to be an Expiration Date in respect of any other Component of the Transaction hereunder; and provided further that if the Expiration Date has not occurred pursuant to the preceding proviso as of the Final Disruption Date, the Calculation Agent may elect in its discretion that the Final Disruption Date shall be the Expiration Date (irrespective of whether such date is an Expiration Date in respect of any other Component for the Transaction). “Final Disruption Date” means August 6, 2015. Notwithstanding the foregoing and anything to the contrary in the Equity Definitions, if a Market Disruption Event occurs on any Expiration Date, the Calculation Agent may determine that such Expiration Date is a Disrupted Day only in part, in which case (i) the Calculation Agent shall make adjustments to the Number of Warrants for the relevant Component for which such day shall be the Expiration Date and shall designate the Scheduled Trading Day determined in the manner described in the immediately preceding sentence as the Expiration Date for the remaining Warrants for such Component and (ii) the VWAP Price for such Disrupted Day shall be determined by the Calculation Agent based on transactions in the Shares on such Disrupted Day effected before the relevant Market Disruption Event occurred and/or after the relevant Market Disruption Event ended. Any day on which the Exchange is scheduled to close prior to its normal closing time shall be considered a Disrupted Day in whole. Section 6.6 of the Equity Definitions shall not apply to any Valuation Date occurring on an Expiration Date.

Market Disruption Events:	The first sentence of Section 6.3(a) of the Equity Definitions is hereby amended (A) by deleting the words “during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be” in the third, fourth and fifth lines thereof, and (B) by replacing the words “or (iii) an Early Closure.” by “(iii) an Early Closure, or (iv) a Regulatory Disruption.” Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Regulatory Disruption:	Any event that Dealer, in its discretion, determines makes it appropriate with regard to any legal, regulatory or self-regulatory requirements or related policies and procedures (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer, and including without limitation Rule 10b-18, Rule 10b-5, Regulation 13D-G and Regulation 14E under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Regulation M), for Dealer to refrain from or decrease any market activity in connection with the Transaction. Dealer shall notify Issuer as soon as reasonably practicable that a Regulatory Disruption has occurred and the Expiration Dates affected by it.

Automatic Exercise:	Applicable; and means that the Number of Warrants for the corresponding Expiration Date will be deemed to be automatically exercised at the Expiration Time on such Expiration Date unless Buyer notifies Seller (by telephone or in writing) prior to the Expiration Time on such Expiration Date that it does not wish Automatic Exercise to occur, in which case Automatic Exercise will not apply to such Expiration Date.

Issuer’s Telephone Number and Telex and/or Facsimile Number and Contact Details for purpose of Giving Notice:	Attn: Dennis Arriola/CFO
Telephone: (408) 240-5574
Facsimile: (408) 240-5404

With a copy to:

Attn: Bruce Ledesma/GC
Facsimile: (510) 540-0552

Settlement Terms:

In respect of any Component:

Settlement Currency:	USD

Cash Settlement:	On each Cash Settlement Payment Date, Issuer shall pay to Dealer an amount in cash in USD equal to the Cash Settlement Amount for such Cash Settlement Payment Date to the account specified by Dealer. The Cash Settlement Amount shall be delivered by Issuer to Dealer no later than 12:00 noon (local time in New York City) on the relevant Cash Settlement Payment Date.

Cash Settlement Amount:	In respect of any Exercise Date, the product of (i) the Number of Warrants exercised or deemed exercised on such Exercise Date, (ii) the Warrant Entitlement and (iii) the excess of the VWAP Price on the Valuation Date occurring on such Exercise Date over the Strike Price (or, if no such excess, zero).

VWAP Price:	For any Valuation Date, the volume weighted average price per Share on the Exchange for the regular trading session (including any extensions thereof) of the Exchange on such Valuation Date (without regard to pre-open or after hours trading outside of such regular trading session), as published by Bloomberg at 4:15 p.m. New York City time (or 15 minutes following the end of any extension of the regular trading session) on such Valuation Date, on Bloomberg page “SPWRA.UQ <Equity> AQR” (or any successor thereto) (or if such published volume weighted average price is unavailable or is manifestly incorrect, the market value of one Share on such Valuation Date, as determined by the Calculation Agent using a volume weighted method).

Adjustments:

In respect of any Component:

Method of Adjustment:	Calculation Agent Adjustment; provided that in respect of an Extraordinary Dividend, “Calculation Agent Adjustment” shall be as described in the provision below.

Extraordinary Dividend:	Any cash dividend or distribution on the Shares with an ex dividend date occurring on or after the Trade Date and on or prior to the date on which Issuer satisfies all of its delivery obligations hereunder.

Calculation Agent Adjustment for Extraordinary Dividend:	If an ex-dividend date for an Extraordinary Dividend occurs, then the Calculation Agent will make adjustments to the Strike Price, the Number of Warrants, the Warrant Entitlement and/or any other variable relevant to the exercise, settlement, payment or other terms of the Transaction as it determines appropriate to account for the economic effect on the Transaction of such Extraordinary Dividend.

Extraordinary Events:

Consequences of Merger Events:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Cancellation and Payment (Calculation Agent Determination)

(c) Share-for-Combined:	Cancellation and Payment (Calculation Agent Determination), provided that the Calculation Agent may elect Component Adjustment

Tender Offer:	Applicable

Consequences of Tender Offers:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Modified Calculation Agent Adjustment

(c) Share-for-Combined:	Modified Calculation Agent Adjustment

New Shares:	In the definition of New Shares in Section 12.1(i) of the Equity Definitions, the text in clause (i) shall be deleted in its entirety and replaced with “publicly quoted, traded or listed on any of the New York Stock Exchange, the American Stock Exchange, the

NASDAQ Global Select Market or the NASDAQ Global Market (or their respective successors)”.

Modified Calculation Agent Adjustment:	With respect to any Merger Event to which Modified Calculation Agent Adjustment applies, as a condition precedent to the adjustments contemplated in Section 12.2(e)(i) of the Equity Definitions, Dealer, the Issuer of the Affected Shares and the entity that will be the Issuer of the New Shares shall, prior to the Merger Date, have entered into such documentation containing representations, warranties and agreements relating to securities law and other issues as Dealer has determined, in its reasonable discretion, to be reasonably necessary or appropriate to allow Dealer to continue as a party to the Transaction, as adjusted under Section 12.2(e)(i) of the Equity Definitions, and to preserve its hedging or hedge unwind activities in connection with the Transaction in a manner compliant with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer, and if such conditions are not met or if the Calculation Agent determines that no adjustment that it could make under Section 12.2(e)(i) of the Equity Definitions will produce a commercially reasonable result, then the consequences set forth in Section 12.2(e)(ii) of the Equity Definitions shall apply.

Reference Markets:	For the avoidance of doubt, and without limiting the generality of the foregoing provisions, any adjustment effected by the Calculation Agent pursuant to Section 12.2(e) and/or Section 12.3(d) of the Equity Definitions may be determined by reference to the adjustment(s) made in respect of Merger Events or Tender Offers, as the case may be, in the convertible bond market.

Modified Calculation Agent Adjustment:	For greater certainty, the definition of “Modified Calculation Agent Adjustment” in Sections 12.2 and 12.3 of the Equity Definitions shall be amended by adding the following italicized language to the stipulated parenthetical provision: “(including adjustments to account for changes in volatility, expected dividends, expected correlation, stock loan rate or liquidity relevant to the Shares or to the Transaction) from the Announcement Date to the Merger Date (Section 12.2) or Tender Offer Date (Section 12.3)”.

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the

American Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

(a) Change in Law:	Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended (i) by the replacement of the word “Shares” with “Hedge Positions”; (ii) by adding the phrase “or public announcement of” immediately after the phrase “due to the promulgation of or” in the third line thereof and adding the phrase “formal or informal” before the word “interpretation” in the same line; and (iii) immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date, unless the illegality is due to an act or omission of the party seeking to elect termination of the Transaction”.

(b) Insolvency Filing:	Applicable

(c) Hedging Disruption:	Applicable

(d) Increased Cost of Hedging:	Applicable; provided that Section 12.9(a)(vi) of the Equity Definitions is hereby amended by adding the parenthetical “(including without limitation the volatility risk)” after the word “risk” in the fifth line thereof.

(e) Loss of Stock Borrow:	Applicable

Maximum Stock Loan Rate:	3.00% per annum

(f) Increased Cost of Stock Borrow:	Applicable

Initial Stock Loan Rate:	0.30% per annum

(g) Failure to Deliver:	Not Applicable

Hedging Party:	Buyer

Determining Party:	Buyer

Non-Reliance:	Applicable

Agreements and Acknowledgments
Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

3. Calculation Agent:	Dealer. Upon request, the Calculation Agent shall provide to either party hereto (and any advisers to such party as requested) a reasonably detailed explanation of any calculation or determination hereunder. The Calculation Agent shall provide notice to the parties of any calculation or determination hereunder as soon as commercially reasonably practicable following making such calculation or determination. Each party shall have the right to bring to the attention of the Calculation Agent any facts that such party feels may result in an adjustment or determination hereunder.

4. Account Details:

Dealer Payment Instructions:

The Bank of New York, NY
SWIFT: IRVTUS3N
Bank Routing: 021 000 018
Account Name: Credit Suisse International
Account No.: 890-0360-968

Issuer Payment Instructions:	To be provided by Issuer.

5. Offices:

The Office of Dealer for the Transaction is:

Credit Suisse International
One Cabot Square
London E14 4QJ
England

The Office of Issuer for the Transaction is:

SunPower Corporation
3939 N. First Street
San Jose, CA 95134

6. Notices: For purposes of this Confirmation:

(a) Address for notices or communications to Issuer:

To:	SunPower Corporation
3939 N. First Street
San Jose, CA 95134
Attn:	Dennis Arriola/CFO
Telephone:	(408) 240-5574
Facsimile:	(408) 240-5404

With a copy to:

Attn:	Bruce Ledesma/GC
Facsimile:	(510) 540-0552

(b) Address for notices or communications to Dealer:

To:	Credit Suisse AG, New York Branch
Eleven Madison Avenue
New York , NY 10010-3629
Telephone No:	(212) 325 8676 / (212) 538 5306
Facsimile:	(212) 325 8173

7. Representations, Warranties and Agreements:

(a) In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Issuer represents and warrants to and for the benefit of, and agrees with, Dealer as follows:

(i) On the Trade Date, (A) none of Issuer and its officers and directors is aware of any material nonpublic information regarding Issuer or the Shares and (B) all reports and other documents filed by Issuer with the Securities and Exchange Commission pursuant to the Exchange Act when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

(ii) Without limiting the generality of Section 13.1 of the Equity Definitions, Issuer acknowledges that Dealer is not making any representations or warranties with respect to the treatment of the Transaction under FASB Statements 128, 133 (as amended), 149 or 150, EITF Issue No. 00-19, 01-6 or 03-6 (or any successor issue statements) or under any accounting standards including FASB’s Liabilities & Equity Project.

(iii) Prior to the Trade Date, Issuer shall deliver to Dealer a resolution of Issuer’s board of directors authorizing the Transaction and such other certificate or certificates as Dealer shall reasonably request.

(iv) Issuer is not entering into this Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) or otherwise in violation of the Exchange Act.

(v) Issuer is not, and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(vi) On the Trade Date and the Premium Payment Date (A) the assets of Issuer at their fair valuation exceed the liabilities of Issuer, including contingent liabilities, (B) the capital of Issuer is adequate to conduct the business of Issuer and (C) Issuer has the ability to pay its debts and obligations as such debts mature and does not intend to, or does not believe that it will, incur debt beyond its ability to pay as such debts mature.

(vii) The representations and warranties of Issuer set forth in Section 3 of the Agreement and Section 3 of the Purchase Agreement dated as of the Trade Date between Issuer and Deutsche Bank Securities Inc., as representative of the Initial Purchasers party thereto (the “Purchase Agreement”) are true and correct as of the Trade Date and the Effective Date and are hereby deemed to be repeated to Dealer as if set forth herein.

(viii) Issuer understands no obligations of Dealer to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any affiliate of Dealer or any governmental agency.

(ix)(A) During the period starting on the first Expiration Date and ending on the last Expiration Date (the “Settlement Period”), the Shares or securities that are convertible into, or exchangeable or exercisable for Shares, are not, and shall not be, subject to a “restricted period,” as such term is defined in Regulation M under the Exchange Act (“Regulation M”) and (B) Issuer shall not engage in any “distribution,” as such term is defined in Regulation M, other than a distribution meeting the requirements of the exceptions set forth in sections 101(b)(10) and 102(b)(7) of Regulation M, until the second Exchange Business Day immediately following the Settlement Period.

(x) During the Settlement Period, neither Issuer nor any “affiliate” or “affiliated purchaser” (each as defined in Rule 10b-18 of the Exchange Act (“Rule 10b-18”)) shall directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares, except through Dealer.

(b) Each of Dealer and Issuer agrees and represents that it is an “eligible contract participant” as defined in Section 1a(12) of the U.S. Commodity Exchange Act, as amended.

(c) Each of Dealer and Issuer acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(2) thereof. Accordingly, Dealer represents and warrants to Issuer that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment and its investments in and liabilities in respect of the Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and it is able to bear any loss in connection with the Transaction, including the loss of its entire investment in the Transaction, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account without a view to the distribution or resale thereof, (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws, (v) its financial condition is such that it has no need for liquidity with respect to its investment in the Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness and is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of the Transaction.

(d) Each of Dealer and Issuer agrees and acknowledges that Dealer is a “financial institution,” “swap participant” and “financial participant” within the meaning of Sections 101(22), 101(53C) and 101(22A) of Title 11 of the United States Code (the “Bankruptcy Code”). The parties hereto further agree and acknowledge (A) that this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder is a “settlement payment,” as such term is defined in Section 741(8) of the Bankruptcy Code, and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder is a “transfer,” as such term is defined in Section 101(54) of the Bankruptcy Code, and (B) that Dealer is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code.

(e) Each party acknowledges and agrees to be bound by the Conduct Rules of the Financial Industry Regulatory Authority, Inc. applicable to transactions in options, and further agrees not to violate the position and exercise limits set forth therein.

(f) Issuer shall deliver to Dealer an opinion of counsel, dated as of the Trade Date and reasonably acceptable to Dealer in form and substance, with respect to the matters set forth in Section 3(a) of the Agreement.

8. Other Provisions:

(a) Amendments to Equity Definitions. The following amendments shall be made to the Equity Definitions:

(i) The first sentence of Section 11.2(c) of the Equity Definitions, prior to clause (A) thereof, is hereby amended to read as follows: ‘(c) If “Calculation Agent Adjustment” is specified as the Method of Adjustment in the related Confirmation of a Share Option Transaction, then following the announcement or occurrence of any Potential Adjustment Event, the Calculation Agent will determine whether such Potential Adjustment Event has a material effect on the theoretical value of the relevant Shares or options on the Shares and, if so, will (i) make appropriate adjustment(s), if any, to any one or more of:’ and, the portion of such sentence immediately preceding clause (ii) thereof is hereby amended by deleting the words “diluting or concentrative” and the words “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)” and replacing such latter phrase with the words “(and, for the avoidance of doubt, adjustments may be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)”; and

(ii) Section 11.2(e)(vii) of the Equity Definitions is hereby amended by deleting the words “diluting or concentrative” and replacing them with “material”.

(b) Additional Termination Events. The occurrence of any of the following shall constitute an Additional Termination Event with respect to which the Transaction shall be the sole Affected Transaction and Issuer shall be the sole Affected Party; provided that with respect to any Additional Termination Event, Dealer may choose to treat part of the Transaction as the sole Affected Transaction, and, upon the termination of the Affected Transaction, a Transaction with terms identical to those set forth herein except with a Number of Warrants equal to the unaffected number of Warrants shall be treated for all purposes as the Transaction, which shall remain in full force and effect:

(i) Buyer reasonably determines that it is advisable to terminate a portion of the Transaction so that Buyer’s related hedging activities will comply with applicable securities laws, rules or regulations;

(ii) the consummation of any transaction (including, without limitation any merger or consolidation) the result of which is that any Person (as defined below), directly or indirectly, including through one or more wholly owned subsidiaries, becomes the Beneficial Owner (as defined below) of more than 75% of the voting power of the Issuer’s capital stock that is at the time entitled to vote by the holder thereof in the election of the Issuer’s board of directors (or comparable body);

(iii) the adoption of a plan relating to the Issuer’s liquidation or dissolution;

(iv) the consolidation or merger of the Issuer with or into any other Person, or the sale, lease transfer, conveyance or other disposition, in one or a series of related transactions, of all or substantially all of the Issuer’s assets and those of the Issuer’s subsidiaries taken as a whole to any Person, other than (X) any transaction (1) that does not result in a reclassification, conversion, exchange or cancellation of outstanding Shares and (2) pursuant to which the holders of 50% or more of the total voting power of all shares of the Issuer’s capital stock entitled to vote generally in elections of directors immediately prior to such transaction have the right to exercise, directly or indirectly, 50% or more of the total voting power of all shares of capital stock entitled to vote generally in elections of directors of the continuing or surviving person immediately after giving effect to such transaction or (Y) any merger primarily for the purpose of changing the Issuer’s jurisdiction of incorporation and resulting in a reclassification, conversion or exchange of outstanding Shares solely into shares of common stock of the surviving entity; or

(v) the first day on which a majority of the members of the Issuer’s board of directors are not Continuing Directors (as defined below).

However, an Additional Termination Event will be deemed not to have occurred if more than 90% of the consideration in the transaction or transactions (other than cash payments for fractional shares and cash payments made in respect of dissenters’ appraisal rights) which otherwise would constitute an Additional Termination Event under clause (ii) or (iv) above consists of shares of common stock, depositary receipts or other certificates representing common equity interests traded or to be traded immediately following such transaction on a United States national securities exchange and, as a result of the transaction or transactions, such common stock, depositary receipts or other certificates representing common equity interests (and any rights attached thereto) and other applicable consideration will be the reference property for determining the settlement amount for conversions of the Issuer’s convertible senior debentures due March 15, 2015.

“Person” includes any syndicate or group that would be deemed to be a “person” under Section 13(d)(3) of the Exchange Act.

“Beneficial Owner” includes any Person that would be deemed a “beneficial owner” under Rule 13d-3 and Rule 13d-5 under the Exchange Act.

“Continuing Directors” means, as of any date of determination, any member of the board of directors of the Issuer who (i) was a member of the Issuer’s board of directors on the date hereof or (ii) was nominated for election or elected to the Issuer’s board of directors with the approval of a majority of the Issuer’s directors who were members of the board of directors at the time of the new director’s nomination or election.

(c) Extension of Settlement. Dealer may divide any Component into additional Components and designate the Expiration Date and the Number of Warrants for each such Component if Dealer determines, in its reasonable discretion, that such further division is necessary or advisable to preserve Dealer’s hedging activity hereunder in light of existing liquidity conditions in the cash market or stock loan market or to enable Dealer to effect purchases of Shares in connection with its hedging activity hereunder in a manner that would, if Dealer were Issuer or an affiliated purchaser of Issuer, be in compliance with applicable legal and regulatory requirements.

(d) Transfer and Assignment. Buyer may transfer or assign its rights and obligations hereunder and under the Agreement, in whole or in part, at any time without the consent of Issuer; provided that at any time at which (i) the “beneficial ownership” (within the meaning of Section 13 of the Exchange Act and the rules promulgated thereunder) of Shares by Buyer or any affiliate of Buyer subject to aggregation with Buyer under such Section 13 and rules or any “group”, as such term is used in such Section 13 and rules, of which Buyer or any such affiliate of Buyer is a member or may be deemed to be a member (collectively, “Buyer Group”) would be equal to or greater than 8% or more of the outstanding Shares, (ii) Buyer, Buyer Group or any person whose ownership position would be aggregated with that of Buyer or Buyer Group (Buyer, Buyer Group or any such person, a “Buyer Person”) under Section 203 of the Delaware General Corporation Law (the “DGCL Takeover Statute”) or any state or federal bank holding company or banking laws, or other federal, state or local regulations or regulatory orders applicable to ownership of Shares (“Applicable Laws”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership in excess of a number of Shares equal to (x) the number of Shares that would give rise to reporting or registration obligations or other requirements (including obtaining prior approval by a state or federal regulator) of a Buyer Person under Applicable Laws (including, without limitation, “interested stockholder” or “acquiring person” status under the DGCL Takeover Statute) and with respect to which such requirements have not been met or the relevant approval has not been received minus (y) 2% of the number of Shares outstanding on the date of determination (either such condition described in clause (i) or (ii), an “Excess Ownership Position”) or (iii) a Hedging Disruption has occurred and is continuing, if Buyer, in its discretion, is unable to effect a transfer or assignment to a third party after using its commercially reasonable efforts on pricing terms reasonably acceptable to Buyer such that an Excess Ownership Position or a Hedging Disruption, as the case may be, no longer exists, Buyer may designate any Scheduled Trading Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of the Transaction, such that such Excess Ownership Position or Hedging Disruption, as the case may be, no longer exists. In the event that Buyer so designates an Early Termination Date with respect to a portion of the Transaction, a payment or delivery shall be made pursuant to Section 6 of the Agreement as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Terminated Portion of the Transaction, (ii) Issuer shall be the sole Affected Party with respect to such partial termination and (iii) such portion of the Transaction shall be the only Terminated Transaction.

(e) Equity Rights. Buyer acknowledges and agrees that prior to any provision of collateral pursuant to clause (h) below, this Confirmation is not intended to convey to it rights with respect to the Transaction that are senior to the claims of common stockholders in the event of Issuer’s bankruptcy. For the avoidance of doubt, (i) the parties agree that the preceding sentence shall not apply at any time (other than during Issuer’s bankruptcy) to any claim arising as a result of a breach by Issuer of any of its obligations under this Confirmation or the Agreement, (ii) following any provision of collateral pursuant to clause (h) below, Dealer shall have all rights as a secured party to the relevant collateral provision whether during the Issuer’s bankruptcy or otherwise and (iii) the parties acknowledge that this Confirmation is not secured by any collateral that would otherwise secure the obligations of Issuer herein under or pursuant to any other agreement.

(f) Netting and Set-off.

(i) If on any date cash would otherwise be payable or Shares or other property would otherwise be deliverable hereunder or pursuant to the Agreement or pursuant to any other agreement between the parties by Issuer to Buyer and cash would otherwise be payable or Shares or other property would otherwise be deliverable hereunder or pursuant to the Agreement or pursuant to any other agreement between the parties by Buyer to Issuer and the type of property required to be paid or delivered by each such party on such date is the same, then, on such date, each such party’s obligation to make such payment or delivery will be automatically satisfied and discharged and, if the aggregate amount that would otherwise have been payable or deliverable by one such party exceeds the aggregate amount that would otherwise have been payable or deliverable by the other such party, replaced by an obligation of the party by whom the larger aggregate amount would have been payable or deliverable to pay or deliver to the other party the excess of the larger aggregate amount over the smaller aggregate amount.

(ii) In addition to and without limiting any rights of set-off that a party hereto may have as a matter of law, pursuant to contract or otherwise, upon the occurrence of an Early Termination Date, Buyer shall have the right to terminate, liquidate and otherwise close out the Transaction and to set off any obligation or right that Buyer or any affiliate of Buyer may have to or against Issuer hereunder or under the Agreement against any right or obligation Buyer or any of its affiliates may have against or to Issuer, including without limitation any right to receive a payment pursuant to any provision of the Agreement or hereunder. In the case of a set-off of any obligation to release, deliver or pay assets against any right to receive assets of the same type, such obligation and right shall be set off in kind. In the case of a set-off of any obligation to release, deliver or pay assets against any right to receive assets of any other type, the value of each of such obligation and such right shall be determined by the Calculation Agent and the result of such set-off shall be that the net obligor shall pay or deliver to the other party an amount of cash or assets, at the net obligor’s option, with a value (determined, in the case of a delivery of assets, by the Calculation Agent) equal to that of the net obligation. In determining the value of any obligation to release or deliver Shares or any right to receive Shares, the value at any time of such obligation or right shall be determined by reference to the market value of the Shares at such time, as determined by the Calculation Agent. If an obligation or right is unascertained at the time of any such set-off, the Calculation Agent may in good faith estimate the amount or value of such obligation or right, in which case set-off will be effected in respect of that estimate, and the relevant party shall account to the other party at the time such obligation or right is ascertained.

(iii) Notwithstanding any provision of the Agreement (including without limitation Section 6(f) thereof) and this Confirmation (including without limitation this Section 8(f)) or any other agreement between the parties to the contrary, (A) Issuer shall not net or set off its obligations under the Transaction against its rights against Buyer under any other transaction or instrument and (B) in the event of bankruptcy or liquidation of Issuer, neither party shall have the right to set off any obligation that it may have to the other party under the Transaction against any obligation such other party may have to it under the Agreement, this Confirmation or any other agreement between the parties hereto, by operation of law or otherwise. Buyer will give notice to Issuer of any netting or set off effected under this provision.

(g) Effectiveness. If, prior to the Effective Date, Buyer reasonably determines that it is advisable to cancel the Transaction because of concerns that Buyer’s related hedging activities could be viewed as not complying with applicable securities laws, rules or regulations, the Transaction shall be cancelled and shall not become effective, and neither party shall have any obligation to the other party in respect of the Transaction.

(h) Credit Support. Beginning March 15, 2015, Counterparty shall provide collateral to Dealer (or, if requested by Counterparty, a third party collateral agent reasonably acceptable to Dealer and on terms reasonably acceptable to Dealer) in respect of Dealer’s Exposure hereunder on a weekly mark-to-market basis to secure Counterparty’s obligations to pay cash hereunder, and on terms commercially reasonably acceptable to Dealer. Eligible collateral shall include cash and cash equivalents and the Calculation Agent shall make all determinations of Exposure and collateral value. If on any valuation date Dealer’s Exposure exceeds the value of the collateral provided by Counterparty, Dealer shall demand by 11:00 am New York time on such valuation date, collateral from Counterparty in an amount so that the total value of collateral provided by Counterparty equals Dealer’s Exposure. If Counterparty fails to provide collateral to Dealer as set forth above by the close of business on the Business Day following the day Dealer demands such collateral, Dealer may designate an Early Termination Date on any Business Day after such date for all or any portion of the Transaction, whereupon a payment shall be made pursuant to Section 6 of the Agreement under which Counterparty shall be the sole Affected Party and the Transaction (or portion thereof) shall be the only Terminated Transaction. If, on such valuation date, the value of the collateral provided by Counterparty exceeds Dealer’s Exposure, Dealer shall return such excess to Counterparty by close of business on the immediately succeeding Business Day. “Exposure” means an amount equal to the VWAP Price minus the Strike Price multiplied by the Number of Warrants outstanding.

(i) Amendment. If the Initial Purchasers party to the Purchase Agreement exercise their right to purchase additional convertible debentures as set forth therein, then, at the discretion of Issuer, Dealer and Issuer will either enter into a new confirmation evidencing additional warrants to be issued by Issuer to Dealer or amend this Confirmation to evidence such additional warrants (in each case on pricing terms acceptable to Dealer and Issuer) (such additional confirmation or amendment to this Confirmation to provide for the payment by Dealer to Issuer of the additional premium related thereto in an amount to be agreed between the parties).

(j) Lock Up. Prior to the first anniversary of the Trade Date, if the Initial Purchasers party to the Purchase Agreement exercise their right to purchase additional convertible debentures set forth therein and Issuer does not elect to issue the maximum number of Additional Warrants (as defined below) as provided in paragraph (i) above, Issuer shall not issue or enter into any warrant, a call option, a variable forward or other derivative linked to the Shares (collectively, “Warrants”), whether cash settled and/or physically settled and/or net share settled, without a prior written consent of Dealer which shall not be unreasonably withheld, unless such Warrants are issued (i) pursuant to any present or future employee, director or consultant benefit plan or program of Issuer or any hedging arrangements in respect thereof, (ii) to all Issuer’s stockholders as a free distribution or a distribution for less than the fair market value of such Warrants (as determined by the Calculation Agent), (iii) as part of mandatorily convertible units in a bona fide capital raising transaction unrelated to the convertible debentures sold pursuant to the Purchase Agreement, or (iv) as part of a bona fide Share repurchase transaction unrelated to the convertible debentures sold pursuant to the Purchase Agreement. “Additional Warrants” shall equal to the product of (i) the Warrant Entitlement, (ii) the initial conversion rate of the convertible debentures and (iii) the aggregate principal amount of the additional convertible debentures purchased by the Initial Purchasers divided by USD1,000.

(k) Designation by Dealer. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any funds to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such funds and otherwise to perform Dealer’s obligations in respect of the Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Counterparty to the extent of any such performance.

(l) Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Issuer and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Issuer relating to such tax treatment and tax structure.

(m) Counterparts. This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(n) Waiver of Trial by Jury. EACH OF ISSUER AND DEALER HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTION OR THE ACTIONS OF DEALER OR ITS AFFILIATES OR ISSUER OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

(o) Submission to Jurisdiction. Each party hereby irrevocably and unconditionally submits for itself and its property in any legal action or proceeding by the other party against it relating to the Transaction to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the Supreme Court of the State of New York, sitting in New York County, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof.

(p) Governing Law. THIS CONFIRMATION SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO ITS CHOICE OF LAW DOCTRINE).

(q) Role of Agent. Credit Suisse AG, New York Branch, in its capacity as Agent will be responsible for (A) effecting this Transaction, (B) issuing all required confirmations and statements to Dealer and Counterparty, (C) maintaining books and records relating to this Transaction in accordance with its standard practices and procedures and in accordance with applicable law and (D) unless otherwise requested by Counterparty, receiving, delivering, and safeguarding Counterparty’s funds and any securities in connection with this Transaction, in accordance with its standard practices and procedures and in accordance with applicable law.

(i) Agent is acting in connection with this Transaction solely in its capacity as Agent for Dealer and Counterparty pursuant to instructions from Dealer and Counterparty. Agent shall have no responsibility or personal liability to Dealer or Counterparty arising from any failure by Dealer or Counterparty to pay or perform any obligations hereunder, or to monitor or enforce compliance by Dealer or Counterparty with any obligation hereunder, including, without limitation, any obligations to maintain collateral. Each of Dealer and Counterparty agrees to proceed solely against the other to collect or recover any securities or monies owing to it in connection with or as a result of this Transaction. Agent shall otherwise have no liability in respect of this Transaction, except for its gross negligence or willful misconduct in performing its duties as Agent.

(ii) Any and all notices, demands, or communications of any kind relating to this Transaction between Dealer and Counterparty shall be transmitted exclusively through Agent at the following address:

Credit Suisse AG, New York Branch

Eleven Madison Avenue

New York, NY 10010-3629

For payments and deliveries:

Telephone: (212) 325 8175

Facsimile: (212) 325 8678 / (212) 325 3213

For all other communications:

Telephone: (212) 325 8173

Facsimile: (212) 325 8676 / (212) 538 5306 / (212) 538 1193 / (212) 538 6886

(iii) The date and time of the Transaction evidenced hereby will be furnished by the Agent to Dealer and Counterparty upon written request.

(iv) The Agent will furnish to Counterparty upon written request a statement as to the source and amount of any remuneration received or to be received by the Agent in connection with the Transaction evidenced hereby.

(v) Dealer and Counterparty each represents and agrees (A) that this Transaction is not unsuitable for it in the light of such party’s financial situation, investment objectives and needs and (B) that it is entering into this Transaction in reliance upon such tax, accounting, regulatory, legal and financial advice as it deems necessary and not upon any view expressed by the other or the Agent.

(vi) Dealer is regulated by The Securities and Futures Authority and has entered into this Transaction as principal. The time at which this Transaction was executed will be notified to Counterparty (through the Agent) on request.

Counterparty hereby agrees (a) to check this Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Dealer) correctly sets forth the terms of the agreement between Dealer and Counterparty with respect to the Transaction, by manually signing this Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Credit Suisse AG, New York Branch, Eleven Madison Avenue, New York, NY 10010-3629, Facsimile No. (212) 325-8173.

Dealer is regulated by the Financial Services Authority.

CREDIT SUISSE INTERNATIONAL

By:	/s/ SHUI WONG
Name:	Shui Wong
Title:	Authorized Signatory

By:	/s/ LOUIS J. IMPELLIZERI
Name:	Louis J. Impellizeri
Title:	Authorized Signatory

CREDIT SUISSE AG, NEW YORK BRANCH,

acting solely as Agent in connection with the Transaction

By:	/s/ LORI PANZARINO
Name:	Lori Panzarino
Title:	Vice President

By:	/s/ LOUIS J. IMPELLIZERI
Name:	Louis J. Impellizeri
Title:	Authorized Signatory

Confirmed and Acknowledged as of the date first above written:

SUNPOWER CORPORATION

By:	/s/ BRUCE LEDESMA
Name:	Bruce Ledesma
Title:	General Counsel

Annex A

For each Component of the Transaction, the Number of Warrants and Expiration Date is set forth below.

Component Number	Number of Warrants	Expiration Date
1	162,746	June 15, 2015
2	162,746	June 16, 2015
3	162,746	June 17, 2015
4	162,746	June 18, 2015
5	162,746	June 19, 2015
6	162,746	June 22, 2015
7	162,746	June 23, 2015
8	162,746	June 24, 2015
9	162,746	June 25, 2015
10	162,746	June 26, 2015
11	162,746	June 29, 2015
12	162,746	June 30, 2015
13	162,746	July 1, 2015
14	162,746	July 2, 2015
15	162,746	July 6, 2015
16	162,746	July 7, 2015
17	162,746	July 8, 2015
18	162,746	July 9, 2015
19	162,746	July 10, 2015
20	162,746	July 13, 2015
21	162,746	July 14, 2015
22	162,746	July 15, 2015
23	162,746	July 16, 2015
24	162,746	July 17, 2015
25	162,746	July 20, 2015
26	162,746	July 21, 2015
27	162,746	July 22, 2015
28	162,746	July 23, 2015
29	162,746	July 24, 2015
30	162,745	July 27, 2015

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